EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of American Home Mortgage Investment Corp. on Form S-3 of our report dated March 6, 2003 (March 13, 2003 as to Note 13) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for derivative financial instruments to conform to Statement of Financial Accounting Standards No. 133) appearing in the Annual Report on
Form 10-K of Apex Mortgage Capital, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Los Angeles, California
December 23, 2003